EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Arden Group, Inc. and Consolidated Subsidiaries

We consent to the inclusion in this Annual Report on Form 10-K of Arden Group, Inc. for the year ended December 30, 2006 and to the incorporation by reference in Registration Statement on Forms S-8 (No. 333-46704 and 333-69787) of Arden Group, Inc. of our report dated March 13, 2007 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, appearing in Item 8 in this Annual Report on Form 10-K.

/s/ Moss Adams LLP

MOSS ADAMS LLP

Los Angeles, California

March 13, 2007